EXHIBIT 21.1

TARANTELLA, Inc.
(a California corporation)

SUBSIDIARIES

Name of Subsidiary	Place of Incorporation
The Santa Cruz Operation de Mexico, S. DE R.L. DE C.V.	Mexico
Tarantella Limited	UK
Tarantella International	California, USA